Exhibit 99.2

Immediate Release
Investor Contact:     Valda Colbart, 419-784-2759, rfcinv@rurban.net

Rurban Financial Corp. Announces Shareholder Dividend

Defiance, Ohio – July 15, 2009 – Rurban Financial Corp. (NASDAQ: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, announced their quarterly shareholder dividend will be $0.09 per share.  The dividend is payable on August 21, 2009 to all shareholders of record on August 7, 2009.

Kenneth A. Joyce, President and Chief Executive Officer, commented, “We are pleased to announce that the Board of Directors approved a quarterly cash dividend at their meeting on July 15, 2009.  The payment of the dividend reflects Rurban’s earnings profile and strong capital position.  Once again, Rurban did not subscribe to or take any TARP money and therefore, is not under outside pressure to reduce or eliminate its dividend.  The dividend yield at June 30, 2009 was 4.56 percent which, from my perspective, is reflective of bank stocks being generally undervalued at this time.”

About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio.  Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and RDSI Banking Systems (RDSI), including DCM.  The State Bank and Trust Company offers financial services through its 20 banking centers in Allen, Defiance, Fulton, Lucas, Paulding, Williams and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio.  Reliance Financial Services, a division of the Bank, offers a diversified array of trust and financial services to customers throughout the Midwest.  RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin.  Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF.  The Company currently has 10,000,000 shares of stock authorized and 4,863,079 shares outstanding.  The Company's website is http://www.rurbanfinancial.net.

Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made except as required by law.  All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.